W - _____                                                        _____ Warrants

                      DOUBLE EAGLE PETROLEUM AND MINING CO.

                        A Wyoming Corporation Redeemable
                   Common Stock Purchase Warrant Certificate

     Warrant Shares. This Warrant Certificate certifies that __________, or registered assigns (the "Warrant Holder"), is the registered owner of the above-indicated number of Redeemable Common Stock Purchase Warrants (the "Warrants) exercisable in the manner set forth in this Warrant Certificate. One Warrant entitles the Warrant Holder thereof to purchase from Double Eagle Petroleum And Mining Co., a Wyoming corporation (the "Company"), during the period determined in accordance with the section entitled "Warrant Exercise Period" below, one fully paid and nonassessable share (the "Share") of the $.10 par value common stock of the Company (the "Common Stock") at the purchase price of $3.00 per Share (the "Exercise Price"), upon surrender of this Warrant Certificate with the exercise form hereon duly completed and executed, with the payment of the Exercise Price at the office of American Securities Transfer & Trust Co., Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202-1817 (the "Warrant Agent"), as more fully set forth in the Agreement between the Company and the Warrant Agent (the "Warrant Agreement"). The Company in its sole discretion may reduce the Exercise Price, but the Company is not required or otherwise committed to do so.

     Warrant Exercise Period. The "Warrant Exercise Period" shall be defined as follows:

     Warrant Holders may exercise the Warrants during the period beginning on the date of this Warrant and ending at 5:00 p.m., Denver, Colorado time, on _________, 2001 [five years after the effective date]; provided however that shares of Common Stock may not be issued upon exercise of any of the Warrants represented by this Warrant Certificate by the Warrant Holder unless, at the time of such exercise, the Company has an effective registration statement under the Securities Act Of 1933 (the "Securities Act") covering the issuance of such shares and unless such shares can be legally issued to the Warrant Holder under the securities laws of such Warrant Holder's state of residence.

     Other Exercise Provisions. The Exercise Price, the number of Shares purchasable upon exercise of each Warrant, the number of Warrants outstanding and the Expiration Date are subject to adjustments upon the occurrence of certain events. The Warrant Holder may exercise all or any number of Warrants resulting in the purchase of a whole number of Shares. Reference hereby is made to the provisions on the reverse side of this Warrant Certificate and to the provisions of the Warrant Agreement, all of which hereby are incorporated by reference in and made a part of this Warrant Certificate and which shall for all purposes have the same effect as though fully set forth at this place.

     The Warrant Holder of the Warrants evidenced by this Warrant Certificate may exercise all or any number of such Warrants during the period and in the manner stated hereon. The Exercise Price shall be payable in lawful money of the United States of America and in cash or by good check or bank draft payable to the order of the Company. If, upon any exercise of any Warrants evidenced by this Warrant Certificate, the number of Warrants exercised shall be less than the total number of Warrants so evidenced, there shall be issued to the Warrant Holder a new Warrant Certificate evidencing the number of Warrants not so exercised. No adjustment shall be made for any dividends on any Shares issued upon exercise of this Warrant.

     At any time prior to the exercise or expiration of this Warrant, the Company shall have the right to call the Warrants for redemption upon 30 days' prior written or published notice at a price of $.02 per Warrant, provided however that the closing bid quotation for the Common Stock for at least 20 of the 30 consecutive business days ending on the day of the Company's giving notice of redemption has been at least $4.00 per share. Warrant Holders shall have the right to exercise the Warrants held by them prior to the date set forth in the Company's notice of redemption (the "Redemption Date"). After the Redemption Date, all rights of the Warrant Holders shall terminate, other than the right to receive the redemption price of $.02 per Warrant, without interest. The redemption price shall be subject to adjustment upon the occurrence of certain events as described in the Warrant Agreement.

     No Warrant may be exercised after expiration of the Warrant Exercise Period. Any Warrant not exercised by such time shall become void.

     This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and by its Secretary, each by a facsimile of his signature, and has caused a facsimile of its corporate seal to be imprinted hereon.



                                       DOUBLE EAGLE PETROLEUM AND MINING CO.


Dated:______________, 1996             By:
                                          -------------------------------------
                                                Stephen H. Hollis, President


                                       By:
                                           ------------------------------------
                                                Carol A. Osborne, Secretary

Countersigned:
AMERICAN SECURITIES TRANSFER & TRUST, INC.
1825 Lawrence Street, Suite 444
Denver, CO 80202-1817

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Warrant Agent:



By:
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      Authorized Signature


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          Printed Name


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         Printed Title